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                                                                    Exhibit 23.3

                           Independent Auditors' Consent

The Board of Directors
Valtra, Inc.:

We consent to the use of our report dated March 12, 2004, with respect to the combined balance sheets of Valtra Group as of June 30, 2002 and December 31, 2002 and 2003, and the related combined statements of operations and cash flows for the year ended December 31, 2001 and the periods from January 1, 2002 to June 30, 2002 (Predecessor) and from July 1, 2002 to December 31, 2002 (Successor) and for the year ended December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

                                               /s/ KPMG WIDERI OY AB

                                               Solveig Tornroos-Huhtamaki
                                               Authorized Public Accountant


Helsinki, Finland
October 13, 2004